Exhibit 99.1

               Pope & Talbot Announces Third Quarter 2006 Results


    PORTLAND, Ore.--(BUSINESS WIRE)--Nov. 1, 2006--Pope & Talbot, Inc.
(NYSE:POP):

    Third Quarter 2006 Highlights:

        -- Operating income of $1.0 million, an improvement of $12.5 million compared with the third quarter of 2005

        -- Pulp sales prices realized of $630 per metric ton, up 23% from the third quarter of 2005

        -- EBITDA of $11.7 million, increasing by $4.6 million from the second quarter 2006

        -- Lumber sales prices realized of $368 per thousand board feet, down 6% from the second quarter of 2006

    Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $10.2 million for the three months ended September 30, 2006, compared with a net loss of $8.8 million reported for the same period in 2005 and a net loss of $14.5 million for the second quarter of 2006. The loss for the third quarter was $0.62 per share on 16.3 million shares, compared with a loss of $0.54 per share for the third quarter of 2005 and a loss of $0.89 per share for the second quarter of 2006 on 16.2 million shares for both periods. Revenues were $214.6 million for the quarter compared with $212.7 million for the third quarter of 2005, and earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $13.5 million to $11.7 million compared with negative EBITDA of $1.8 million one year ago. As compared with the second quarter of 2006, EBITDA for the third quarter of 2006 increased $4.6 million from $7.1 million. Net interest expense was $12.0 million for the quarter, increasing from $5.5 million for the third quarter of 2005 and $6.9 million for the second quarter of 2006.

    The Company's operating income and EBITDA improved in the third quarter of 2006 compared with both the third quarter of 2005 and the second quarter of 2006. The Company's operating income of $1.0 million for the three months ended September 30, 2006, was an improvement of $12.5 million over an operating loss of $11.5 million for the same period in 2005. As compared with the second quarter of 2006, operating income increased $4.4 million from an operating loss of $3.4 million. Increased pulp revenues from higher pulp prices, lower lumber duty rates and reductions in selling, general and administration expense during the third quarter of 2006 contributed to the favorable operating results compared with the same period in 2005. These factors were partially offset by the weaker U.S. dollar and declining lumber prices. As compared with the second quarter of 2006, operating income was favorably impacted by the Company's pulp price increases, but was partially offset by the declining lumber prices and a decrease in shipments for both pulp and lumber products. The Canadian to U.S. dollar average exchange rate of $0.89 in the third quarter of 2006 was 7 percent higher than the third quarter of 2005 rate of $0.83 and unchanged from the rate in the second quarter of 2006. The Company estimates that the change in the Canadian to U.S. dollar exchange rate increased third quarter 2006 reported cost of goods sold by approximately $10.1 million, as compared with the third quarter of 2005. Import duty deposits on Canadian softwood lumber totaled $4.4 million in the third quarter of 2006, compared with $10.4 million in the same quarter of 2005, reflecting the decrease in duty rates from a year ago. As compared with the second quarter of 2006, duties paid decreased by $0.5 million from $4.9 million, primarily due to decreased lumber revenues.

    "On balance, the results from operations reflect improvement and I am optimistic that the measured progress we have made during this quarter can be built upon with continued pulp price momentum," stated Michael Flannery, Chairman and Chief Executive Officer.

    Pulp

    Pope & Talbot's third quarter pulp revenues increased 20 percent to $125.7 million, with sales volume decreasing 3 percent to 199,400 metric tons, as compared with the third quarter of 2005. The average price realized per metric ton sold during the quarter increased 23 percent to $630 from $512 in the third quarter of 2005. As compared with the second quarter of 2006, the third quarter 2006 pricing represented a 9 percent increase from $579 per metric ton.

    In the third quarter of 2006, cost of sales for the pulp segment increased $3.0 million, or 3 percent. These cost increases are largely attributable to the weakening U.S. dollar. The Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate resulted in an approximately $6.3 million, or 6 percent, increase in pulp cost of sales. Excluding the impact of foreign exchange, cost of sales on a per ton basis was comparable to the third quarter of 2005; however, in September 2006, the Mackenzie mill experienced operational difficulties in the restart of the pulp mill from its planned annual maintenance shutdown, causing a loss of production of approximately 4,400 tons in the third quarter and an additional 1,800 tons in October 2006. These difficulties, now resolved, increased cost of sales in the third quarter of 2006 by approximately $1.8 million.

    Wood Products

    Pope & Talbot's third quarter wood products revenues decreased 18 percent to $88.9 million, with lumber sales volume decreasing 13 percent to 214.4 million board feet as compared with the third quarter of 2005. The average price realized per thousand board feet sold during the quarter decreased 6 percent to $368 from $390 in the third quarter of 2005. As compared with the second quarter of 2006, third quarter 2006 pricing represented a 6 percent decrease from average price realization of $392 per thousand board feet.

    In the third quarter of 2006, cost of sales for the wood products segment decreased $12.9 million or 12 percent primarily due to a decrease in shipments and lower duty rates, partially offset by the weakening U.S. dollar. For the third quarter of 2006, Pope & Talbot estimates the impact of foreign currency exchange cost increases to be approximately $3.8 million, or a 4 percent increase in the average cost per thousand board feet as compared with the third quarter of 2005. This increase was offset by a decrease in lumber import duty deposits of $6.0 million, or a 5 percent decrease in average cost per thousand board feet.

    On October 12, 2006, the Softwood Lumber Agreement (2006 SLA) became effective and the U.S. stopped collecting cash deposits of lumber import duties. The Company estimates that it is entitled to duty refunds of approximately $109 million, with accrued interest, which the Company estimates will be around $18 million, totaling approximately $127 million. The Company expects to record this amount in earnings upon final approval of the export charge legislation discussed below. The Company has assigned its rights to duty refunds to the Canadian government pursuant to a program designed to accelerate receipt of the funds, and expects to receive 90 percent of its refunds, approximately $114 million, from the Canadian government in December 2006, with the balance to be received in the first quarter of 2007.

    Effective with the 2006 SLA, the Company has been paying an export tax of 15% to the Canadian government on lumber shipments to the United States since October 12, 2006, and, based on current price levels, the Company expects to pay export tax at this rate for the remainder of the fourth quarter. The export tax is subject to passage by the Canadian Parliament, which is expected to occur in December 2006.

    Selling, General & Administration

    Selling, general and administrative expenses (SG&A) for the third quarter of 2006 totaled $9.3 million compared with $10.1 million in the same period of 2005 and $9.3 million in the second quarter of 2006.

    SG&A expenses in the third quarter of 2006 were $0.8 million lower than the same period a year ago, with a decrease in corporate SG&A costs of $1.6 million offset by increases of pulp SG&A costs. The decrease in corporate SG&A costs was primarily due to non-recurring expenses incurred in 2005 associated with Canadian research and experimentation tax credits, costs savings during the quarter related to agreements terminated in June 2006 for the receivable purchase agreement and the Halsey credit facility and reduced compensation expense. The increase in pulp SG&A expenses was primarily due to pulp commissions and certain fringe benefit accruals.

    SG&A expenses in the third quarter of 2006 were comparable with the second quarter of 2006, with increases in pulp SG&A costs, offset by decreases in corporate SG&A costs. The increase in pulp SG&A costs was primarily due to pulp commissions and certain fringe benefit accruals. The decrease in corporate SG&A costs was primarily due to a decrease in legal and other professional fees and non-recurring costs incurred in the second quarter associated with the resolution of a sales tax audit.

    Net Interest Expense

    Net interest expense for the third quarter of 2006 totaled $12.0 million compared with $5.5 million in the third quarter of 2005 and $6.9 million in the second quarter of 2006. The increase in interest expense for the third quarter of 2006 as compared with the corresponding period a year ago was primarily due to increased interest rates under the Company's new credit agreement and increased borrowings. The Company's weighted average interest rate on its outstanding debt was 11.7% at September 30, 2006, compared with 7.4% at September 30, 2005.

    Selected Statistics



                                             Second  Nine months ended
                            Third Quarter   Quarter    September 30,
                          -----------------          -----------------
                           2006     2005     2006     2006     2005
                          -------- -------- -------- -------- --------
Sales Volumes:
Pulp (metric tons)        199,400  204,800  200,000  606,500  601,200
Lumber (thousand board
 feet)                    214,400  246,000  225,800  684,200  647,300

Production Volumes:
Pulp (metric tons)        198,500  209,900  189,900  598,100  602,500
Lumber (thousand board
 feet)                    209,500  245,200  212,200  674,800  657,500

Average Price
 Realizations: (A)
Pulp (metric tons)           $630     $512     $579     $581     $534
Lumber (thousand board
 feet)                       $368     $390     $392     $390     $411

Notes:
(A) Gross invoice price less trade discounts.


    Capital

    In the third quarter of 2006, Pope & Talbot's capital expenditures were $6.5 million and depreciation and amortization was $10.6 million. At the end of the quarter, total debt was $389.2 million, an increase of $5.2 million from June 30, 2006, and an increase of $57.2 million from year-end 2005. At September 30, 2006, shareholders equity was $84.2 million, a decrease of $10.1 million from June 30, 2006, and $27.8 million from year-end 2005. On September 30, 2006, the ratio of long-term debt to total capitalization was 82 percent, up from 80 percent at June 30, 2006, and 75 percent at year-end 2005.

    At September 30, 2006, Pope & Talbot had borrowed amounts under the terms of its $325.0 million senior secured credit agreement, which expires during 2012. These amounts included $250.0 million borrowed under its term loan credit facility, and $5.0 million borrowed under the $75.0 million revolving facility. At September 30, 2006, the borrowing base under the revolving facility was $68.2 million and the Company was utilizing $18.3 million for outstanding letters of credit, leaving $44.9 million of total revolver availability, of which $35.0 million was available for additional cash borrowings. The Company held cash and cash equivalents of $7.4 million at September 30, 2006, a decrease of $5.5 million compared with June 30, 2006 and an increase of $1.9 million compared with year-end 2005.

    The Company anticipates making mandatory principal prepayments without prepayment premium of its term borrowing, upon the receipt of the expected softwood lumber duty refunds. The Company expects to make total mandatory prepayments of approximately $63 million. The Company anticipates that it will use a portion of the duty refunds received in excess of the mandatory prepayments to further reduce its outstanding borrowings. Such payments would be subject to prepayment premium.

    Pope & Talbot, Inc. will be holding a conference call on Wednesday, November 1, 2006, at 11:00 a.m. PST (2:00 p.m. ET.) The call-in number is 706-645-9773; passcode: 8757505. The conference call will also be webcast simultaneously on the Company's website:
www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A decrease in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    Pope & Talbot is a pulp and wood products company. The Company is based in Portland, Oregon, and trades on the New York Stock Exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.



                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                  CONSOLIDATED STATEMENTS OF INCOME

                                          Second    Nine months ended
                        Third Quarter     Quarter     September 30,
                     -------------------           -------------------
                       2006      2005      2006      2006      2005
                     --------- --------- --------- --------- ---------

Revenues:
 Pulp                $125,698  $104,833  $115,819  $352,357  $320,936
 Wood Products
  Lumber               78,982    95,946    88,613   266,829   265,803
  Chips, logs and
   other                9,903    11,957     9,129    31,969    35,300
                     --------- --------- --------- --------- ---------
    Total Wood
     Products          88,885   107,903    97,742   298,798   301,103
                     --------- --------- --------- --------- ---------
      Total
       revenues       214,583   212,736   213,561   651,155   622,039
                     --------- --------- --------- --------- ---------
Costs and expenses:
 Pulp cost of sales   109,167   106,144   108,899   328,771   319,138
 Wood Products cost
  of sales             95,135   108,018    98,781   303,646   288,403
 Selling, general
  and
  administrative        9,255    10,123     9,260    28,281    27,312
                     --------- --------- --------- --------- ---------
Operating income
 (loss)                 1,026   (11,549)   (3,379)   (9,543)  (12,814)
Interest expense,
 net                  (12,013)   (5,458)   (6,918)  (25,171)  (15,820)
Loss on
 extinguishment of
 debt                       -         -    (4,910)   (4,910)        -
                     --------- --------- --------- --------- ---------

Loss before income
 taxes                (10,987)  (17,007)  (15,207)  (39,624)  (28,634)
Income tax benefit       (826)   (8,185)     (699)   (2,052)  (12,179)
                     --------- --------- --------- --------- ---------
Net loss             $(10,161) $ (8,822) $(14,508) $(37,572) $(16,455)
                     ========= ========= ========= ========= =========

Net loss per common
 share - basic and
 diluted             $  (0.62) $  (0.54) $  (0.89) $  (2.31) $  (1.02)
                     ========= ========= ========= ========= =========

Average shares
 outstanding -
 basic and diluted     16,269    16,226    16,227    16,244    16,202
                     ========= ========= ========= ========= =========




                     CONSOLIDATED BALANCE SHEETS

                               September 30,    June 30,  December 31,
                            -------------------
                              2006      2005      2006         2005
                            --------- --------- --------- ------------
Assets:
 Current assets             $243,911  $227,401  $237,198     $218,049
 Properties, net             390,425   384,027   394,880      386,401
 Deferred tax charge           7,028         -     7,199        7,562
 Other assets                 36,494    23,578    36,496       18,641
                            --------- --------- --------- ------------
  Total assets              $677,858  $635,006  $675,773     $630,653
                            ========= ========= ========= ============
Liabilities and
 stockholders' equity:
 Current portion of long-
  term debt                 $    423  $ 63,974  $    423     $ 63,800
 Other current liabilities   118,643   127,096   112,152      105,363
 Long-term debt, excluding
  current portion            388,758   228,539   383,589      268,200
 Deferred income tax
  liability, net              10,140         -     9,962        9,042
 Other long-term
  liabilities                 75,698    68,028    75,318       72,216
                            --------- --------- --------- ------------
  Total liabilities          593,662   487,637   581,444      518,621
 Stockholders' equity         84,196   147,369    94,329      112,032
                            --------- --------- --------- ------------
  Total liabilities and
   stockholder's equity     $677,858  $635,006  $675,773     $630,653
                            ========= ========= ========= ============

Long-term debt to total
 capitalization                   82%       66%       80%          75%
                            ========= ========= ========= ============




                         SEGMENT INFORMATION

                                           Second   Nine months ended
                         Third Quarter    Quarter     September 30,
                       ------------------          -------------------
                         2006     2005      2006     2006      2005
                       -------- --------- -------- --------- ---------
EBITDA: (A)
  Pulp                 $20,226  $  2,658  $10,909  $ 35,536  $ 13,321
  Wood Products         (4,309)    1,259      841       329    15,271
  General Corporate     (4,246)   (5,723)  (4,669)  (13,931)  (13,684)
                       -------- --------- -------- --------- ---------
                        11,671    (1,806)   7,081    21,934    14,908
                       -------- --------- -------- --------- ---------
Depreciation and
 amortization:
  Pulp                 $ 7,121  $  6,573  $ 6,942  $ 21,230  $ 19,504
  Wood Products          3,311     2,820    3,297     9,593     7,152
  General Corporate        213       350      221       654     1,066
                       -------- --------- -------- --------- ---------
                        10,645     9,743   10,460    31,477    27,722
                       -------- --------- -------- --------- ---------
Operating income
 (loss):
  Pulp                 $13,105  $ (3,915) $ 3,967  $ 14,306  $ (6,183)
  Wood Products         (7,620)   (1,561)  (2,456)   (9,264)    8,119
  General Corporate     (4,459)   (6,073)  (4,890)  (14,585)  (14,750)
                       -------- --------- -------- --------- ---------

  Operating income
   (loss)              $ 1,026  $(11,549) $(3,379) $ (9,543) $(12,814)
                       ======== ========= ======== ========= =========

Additional
 Information:
  Lumber import duties $ 4,400  $ 10,400  $ 4,900  $ 15,100  $ 29,000
  Capital expenditures   6,450    10,934    8,419    21,408    31,905

Notes:
(A) EBITDA equals net income (loss) before net interest expense, loss on extinguishment of debt, income tax provision (benefit) and depreciation and amortization. Segment EBITDA equals operating income
 (loss) before segment depreciation and amortization. EBITDA is a measure used by the Company's chief operating decision makers to evaluate operating performance on both a consolidated and segment-by-segment basis. The Company believes EBITDA is useful to investors because it provides a means to evaluate the operating performance of the Company and its segments on an ongoing basis using criteria that are used by the Company's internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. The Company believes EBITDA is a meaningful measure because it presents a transparent view of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, the Company believes that excluding items such as taxes and net interest expense enhances management's ability to assess and view the core operating trends in its segments. EBITDA is not a measure of the Company's liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. The used of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of net interest expense, loss on extinguishment of debt and associated significant cash requirements, given the level of the Company's indebtedness; and the exclusion of depreciation and amortization which represent significant and unavoidable operating costs, given the capital expenditures needed to maintain the Company's businesses. Management compensates for these limitations by relying on GAAP results. The Company's measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.


    The following table reconciles net income (loss) to EBITDA for the periods indicated:



                                          Second    Nine months ended
                        Third Quarter     Quarter     September 30,
                      ------------------           -------------------
                        2006      2005     2006      2006      2005
                      --------- -------- --------- --------- ---------
                                        (thousands)
Net income (loss)     $(10,161) $(8,822) $(14,508) $(37,572) $(16,455)
Interest expense, net   12,013    5,458     6,918    25,171    15,820
Loss on
 extinguishment of
 debt                        -        -     4,910     4,910         -
Income tax provision
 (benefit)                (826)  (8,185)     (699)   (2,052)  (12,179)
Depreciation and
 amortization           10,645    9,743    10,460    31,477    27,722
                      --------- -------- --------- --------- ---------

EBITDA                $ 11,671  $(1,806) $  7,081  $ 21,934  $ 14,908
                      ========= ======== ========= ========= =========


    The following table reconciles operating income (loss) to EBITDA for each of the Company's Pulp and Wood Products operating segments:



                                             Second  Nine months ended
                          Third Quarter     Quarter    September 30,
                       --------------------          -----------------
                            2006     2005     2006     2006     2005
                       ----------- -------- -------- -------- --------
Pulp                                     (thousands)
   Operating income
    (loss)                $13,105  $(3,915) $ 3,967  $14,306  $(6,183)
   Depreciation and
    amortization            7,121    6,573    6,942   21,230   19,504
                       ----------- -------- -------- -------- --------

   EBITDA                 $20,226  $ 2,658  $10,909  $35,536  $13,321
                       =========== ======== ======== ======== ========

Wood Products
   Operating income
    (loss)                $(7,620) $(1,561) $(2,456) $(9,264) $ 8,119
   Depreciation and
    amortization            3,311    2,820    3,297    9,593    7,152
                       ----------- -------- -------- -------- --------

   EBITDA                 $(4,309) $ 1,259  $   841  $   329  $15,271
                       =========== ======== ======== ======== ========


    The Company's senior secured credit agreement subjects the Company to a financial covenant based on EBITDA. See discussion of "Capital" earlier in this release. EBITDA is defined differently in the credit agreement and requires additional adjustments, among other items, to
(i) eliminate any future refunds of lumber import duties, (ii) include income tax benefits recognized in any quarter, and (ii) exclude certain other non-cash income and expense items. EBITDA as defined in the credit agreement was $25.3 million for the nine months ended September 30, 2006. The following table reconciles net income (loss) to credit agreement EBITDA for the nine months ended September 30, 2006:



                                                    Nine months ended
                                                    September 30, 2006
                                                    ------------------
                                                       (thousands)
Net income (loss)                                      $      (37,572)
Interest expense, net                                          25,171
Loss on extinguishment of debt                                  4,910
Income tax provision (benefit)                                 (2,052)
    Add back: quarterly income tax benefits
     recognized                                                 2,052
Depreciation and amortization                                  31,477
Other non-cash income and expenses:
    Pension and postretirement accruals, net of
     payment                                                    3,350
    Unrealized foreign exchange loss (gain), net               (3,430)
    Stock compensation and other                                1,364
                                                    ------------------

Credit agreement EBITDA                                $       25,270
                                                    ==================




    CONTACT: Pope & Talbot, Inc.
             DeeAnn Lindsley, 503-220-5534
             or
             Maria Pope, 503-220-5526